SIDLEY AUSTIN LLP 701 FIFTH AVENUE, SUITE 4200 SEATTLE, WA 98104 (206) 262-7683 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

Exhibit 5.1

September 14, 2009

Daimler Retail Receivables LLC
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:	Daimler Retail Receivables LLC
Registration Statement on Form S-3

Dear Sirs:

We have acted as counsel to Daimler Retail Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of its registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”) that are registered on such Registration Statement.  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, a separate trust (each, a “Trust”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture” and, together with the Trust Agreement, the “Agreements”) between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus supplement for such Series of Notes.

We have examined copies of the Company’s Certificate of Formation, Limited Liability Company Agreement, the form of each Agreement filed as an exhibit to the Registration Statement, the forms of Notes included in the form of Indenture so filed, and such other agreements, records and documents as we have deemed necessary for purposes of this opinion.  As to factual matters, we have relied upon statements, certificates and other assurances of public officials and of officers or other representatives of the Company and upon such other certificates or representations as we deemed appropriate for purposes of our opinion, which factual matters have not been independently established or verified by us.  We have assumed, without independent verification, the genuineness of all signatures, the accuracy of the representations contained in the reviewed documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon such examinations and our consideration of such questions of law as we have deemed relevant in the circumstances, and subject to the assumptions, qualifications and

Daimler Retail Receivables LLC
September 14, 2009

limitations set forth herein, we are of the opinion that when the Notes of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related Agreements and issued and delivered against payment therefore as described in the Registration Statement, the Notes of such Series will be valid and legally binding obligations of the related Trust, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at law and the holders thereof will be entitled to the benefits of the related Indenture).

Members of our firm are admitted to the bar of the State of New York and the foregoing opinion is limited to matters arising under the federal laws of the United States of America and the law of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP